Exhibit F


                                          October 22, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:  Jersey Central Power & Light Company -
                  Application on Form U-1
                  SEC File No. 70-6903
                  --------------------------------------

Ladies and Gentlemen:

            We have examined Post-Effective Amendment No. 9, dated September 15, 1999 to the Application on Form U-1, dated September 19, 1983 as amended, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by Jersey Central Power & Light Company ("JCP&L"), with the Securities and Exchange Commission and docketed in SEC File No. 70-6903, as amended by Post-Effective Amendment Nos. 1, 2, 3, 4, 5, 6, 7, 8 and 9 thereto, and as to be further amended by Post-Effective Amendment No. 10, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application".)

            The Application contemplates, among other things, the acquisition by JCP&L, from time to time through March 31, 2005, of up to $15 million of obligations of certain of its residential electric heating customers arising from such customers' purchases of insulation and certain other energy-saving products. In addition, the Application contemplates that JCP&L will incur up to $750,000 of associated administrative and related expenses.

            We have been counsel to GPU and its subsidiaries for many years. In such capacity we have participated in various proceedings relating to the issuance of securities by GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            We are members of the Bar of the States of New York and New Jersey and do not purport to be expert on the laws of any


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jurisdiction  other  than the laws of the  States of New York and New Jersey and the federal laws of the United States. We have examined, among other things, the orders of the New Jersey Board of Public Utilities, dated December 1, 1982 and August 3, 1983, which orders mandated the implementation of the programs as described in the Application, the Application and the Orders of your Commission dated November 16, 1983, November 19, 1984, June 28, 1985, July 30, 1985, June 27, 1986, January 17, 1990 and October 24, 1994 permitting this Application to become effective. We have also examined copies, signed, certified or otherwise proven to our satisfaction, of the Restated Certificate of Incorporation and By-laws of JCP&L, each as amended. We have also examined such other documents and made such further investigation as we have deemed advisable as a basis for this opinion.

            The opinions expressed herein are limited to matters governed by the laws of the States of New York and New Jersey and the federal laws of the United States.

            Based upon the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion that when the Commission shall have entered an order forthwith permitting the Application, as amended, to become effective,

                  (a) all laws of the State of New Jersey applicable to the proposed transactions will have been complied with;

                  (b)  JCP&L  will  legally   acquire  the  obligations  of  its
customers as contemplated in the Application; and

                  (c) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by JCP&L or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                   Very truly yours,



                                   BERLACK, ISRAELS & LIBERMAN LLP






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